                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                                                 Post-acquisition basis of        Pre-acquisition basis of
                                                                         accounting                      accounting
                                                                         ----------                      ----------
                                                                 Year Ended    November 12 to    January 1 to    Year Ended
                                                                December 31,    December 31,     November 11,   December 31,
                                                                    2000            1999            1999            1998
                                                                   -----           -----           -----           -----
Net (loss) income...........................................       $  (8)          $   3           $  58           $  85
Add:
  Interest expense..........................................         229              25             163             143
  Amortization of capitalized debt expense..................          --               1               1               2
  Income tax (benefit) expense and other taxes on income....         (11)              3              32              46
     Earnings as defined....................................       $ 210           $  32           $ 254           $ 276
                                                                   =====           =====           =====           =====
Interest expense............................................       $ 229           $  25           $ 163           $ 143
Amortization of capitalized debt expense....................          --               1               1               2

                                                                   -----           -----           -----           -----
     Fixed charges as defined...............................       $ 229           $  26           $ 164           $ 145
                                                                   -----           -----           -----           -----
Ratio of earnings to fixed charges..........................         .92x           1.23x           1.55x           1.90x
                                                                   =====           =====           =====           =====

     For the year ended December 31, 2000, there was a $19 million deficiency in the coverage of earnings as defined to fixed charges as defined.